Exhibit 99.1

AMENDMENT I TO

SELECT MEDICAL HOLDINGS CORPORATION

2016 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to it in Section 9.1 of the Select Medical Holdings Corporation 2016 Equity Incentive Plan (the “Plan”), the Board of Directors of Select Medical Holdings Corporation (the “Board”) hereby amends the Plan as follows, effective December 11, 2018:

1.              A new subsection (g) is hereby added to Section 6.1 of the Plan to read as follows:

“(g)                          Minimum Vesting Requirements.  Each Award Agreement with respect to an Option shall specify the time or times at which the Option may become vested and such other vesting conditions applicable to the Option as may be determined by the Committee, provided that no Option may become vested at the rate of more than 25% per year, subject to any accelerated vesting permitted under Article 7.”

2.              A new subsection (e) is hereby added to Section 6.2 of the Plan to read as follows:

“(e)                          Minimum Vesting Requirements.  Each Award Agreement with respect to a SAR shall specify the time or times at which the SAR may become vested and such other vesting conditions applicable to the SAR as may be determined by the Committee, provided that no SAR may become vested at the rate of more than 25% per year, subject to any accelerated vesting permitted under Article 7.”

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To record the adoption of this Amendment I to the Plan, the Board has caused its authorized officer to execute this Amendment I this 11th day of December, 2018.

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin
	Name:	Michael E. Tarvin
	Title:	Executive Vice President, General Counsel & Secretary